                                                       FORT JAMES CORPORATION

                                        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(a)
                                                    (Dollar amounts in millions)

                                                                                        Fiscal Year Ended
                                                          --------------------------------------------------------------------------
                                                            December    December    December    December      December      December
                                                             28,1997     29,1996    31, 1995    25, 1994      26, 1993      27, 1992
                                                          (52 weeks)  (52 weeks)  (52 weeks)  (52 weeks)    (52 weeks)    (52 weeks)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                     (d)         (c,d)         (b,d)
Pretax income (loss) from continuing
  operations, before minority interests,
  extraordinary item and cumulative effect
  of changes in accounting principles                         $267.3      $499.2      $272.2      $(76.7)   $(2,042.3)      $(252.6)

Add:
  Interest charged to operations                               360.2       433.6       545.9       547.8         525.8        531.3
  Portion of rental expenses representative
    of interest factor                                          30.1        25.8        26.0        26.1          20.8         21.1
------------------------------------------------------------------------------------------------------------------------------------

      Total earnings, as adjusted                             $657.6      $958.6      $844.1      $497.2    $(1,495.7)       $299.8
====================================================================================================================================
Fixed charges:
  Interest charged to operations                              $360.2      $433.6      $545.9      $547.8        $525.8       $531.3
  Capitalized interest                                          11.0         6.6         9.0         7.3          13.7         23.8
  Portion of rental expense representative
    of interest factor                                          30.1        25.8        26.0        26.1          20.8         21.1
------------------------------------------------------------------------------------------------------------------------------------

      Total fixed charges                                     $401.3      $466.0      $580.9      $581.2        $560.3       $576.2
====================================================================================================================================
Ratio                                                           1.64        2.06        1.45        --            --           --
====================================================================================================================================
See accompanying footnote explanations

                             FORT JAMES CORPORATION

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (a)
                          (Dollar amounts in millions)

                                                         Nine Months Ended
                                                  ------------------------------
                                                  September 28,    September 29,
                                                           1997             1996
                                                     (39 Weeks)       (39 Weeks)
--------------------------------------------------------------------------------
Pretax income from continuing operations
   before minority interests and extraordinary item      $558.3           $393.1

Add:
  Interest charged to operations                          284.3            334.3

  Portion of rental expense representative of
     interest factor                                       19.4             19.7
--------------------------------------------------------------------------------
   Total earnings, as adjusted                           $862.0           $747.1
================================================================================

Fixed charges:
  Interest charged to operations                         $284.3           $334.3

  Capitalized interest                                      7.2              4.4
  Portion of rental expense representative of
     interest factor                                       19.4             19.7
--------------------------------------------------------------------------------
   Total fixed charges                                   $310.9           $358.4
================================================================================
Ratio                                                      2.77             2.08
================================================================================

See accompanying footnote explanations.

                             FORT JAMES CORPORATION

           NOTES TO COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(a) In, computing the ratio of earnings to fixed charges, earnings consist of income before income taxes, minority interests, extraordinary item, cumulative effect of changes in accounting principles and fixed charges excluding capitalized interest. Fixed charges consist of interest expense, capitalized interest, and that portion of rental expense deemed representative of the interest factor. Earnings and fixed charges also include the Company's proportionate share of such amounts for unconsolidated affiliates which are owned 50% or more and distributed income from less than 50% owned affiliates.

(b) During 1992, the Company initiated a productivity enhancement program and recorded a $112 million pretax charge which has been included in the calculation of the ratio of earnings to fixed charges for this year.

(c) During 1993, the Company wrote off $1,980.4 million of goodwill which has been included in the calculation of the ratio of earnings to fixed charges for this year.

(d) For the following periods, earnings were inadequate to cover fixed charges, and the amounts of the deficiencies were: year ended December 27, 1992 - $276.4 million; year ended December 26, 1993 - $2,056.0 million; year ended December 25, 1994 - $84.0 million.